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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        j2 Global Communications, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                      [LOGO OF j2 GLOBAL COMMUNICATIONS]


                        j2 Global Communications, Inc.
                           6922 Hollywood Boulevard
                          Hollywood, California 90028

                            Telephone: 323-860-9200

                               December __, 2000

Dear stockholder:

   On behalf of the board of directors, I cordially invite you to attend the special meeting of stockholders to be held on January 30, 2001 to consider approving a one-for-five reverse stock split. We hope you will be able to attend.

   Starting today, we are sending the enclosed proxy statement to all of our stockholders. Please read it carefully before deciding how to vote.

   Your vote is very important. Even if you plan to attend the meeting in person, please complete, sign, and date the enclosed proxy card and promptly return it to us in the postpaid envelope also enclosed.


                               Sincerely,


                               /s/ Richard S. Ressler
                               ------------------------
                               Richard S. Ressler
                               Chairman of the Board
                        j2 Global Communications, INC.

                   Notice of Special Meeting of Stockholders
                       to Be Held on ____________, 2001

To all stockholders:

   A special meeting of stockholders of j2 Global Communications, Inc., a Delaware corporation, will be held at the Hollywood Roosevelt Hotel, 7000 Hollywood Boulevard, Hollywood, California, on January 30, 2001 at 10:00 a.m., Pacific time, to consider and act on a proposal to effect a reverse stock split of j2 Global's common stock in which each five shares now outstanding would be combined into one share of new common stock. The attached proxy statement contains a more complete description of the proposal.

   Only stockholders of record at the close of business on ____________, 20__ are entitled to notice of and to vote at the meeting. Any action may be taken on the foregoing proposal at the meeting on the date specified above or on any date to which the meeting may properly be postponed or adjourned. You may vote in person at the meeting even if you have returned a proxy.


                                   By Order of the Board of Directors,



                                   Jeffrey D. Adelman
                                   Secretary

December ___, 2000

Hollywood, California


YOUR VOTE IS IMPORTANT. IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, WE ASK THAT YOU COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                        j2 GLOBAL COMMUNICATIONS, INC.

                                Proxy Statement

                              ____________, 2001

                                    GENERAL

   The board of directors of j2 Global Communications, Inc. is soliciting proxies to be voted at the special meeting of our stockholders to be held at 10:00 a.m., Pacific time, on January 30, 2001 at the Hollywood Roosevelt Hotel, 7000 Hollywood Boulevard, Hollywood, California, and at any adjournment of that meeting. This proxy statement contains information that may help you decide whether to return the enclosed proxy and how to vote.

   Please read this proxy statement carefully. You can obtain more information about j2 Global from the annual and quarterly reports and other public documents we file with the SEC.

Quorum, Voting, and Proxy Procedures

   At the close of business on ____________, 2001 (the record date for the meeting), 46,067,977 shares of our common stock were outstanding. Only stockholders of record at the close of business on the record date will entitled to vote. To have a quorum, holders of a majority of our common stock outstanding on the record date must be present at the meeting--either in person or by proxy.

   The proposal to effect a reverse stock split requires the affirmative vote of holders of a majority of all shares of common stock outstanding on the record date for the meeting. If you do not vote, or if you vote to abstain, you will in effect be voting against the proposal. If you complete, sign, and date the enclosed proxy and return it before the meeting, the persons named will vote your shares as you specify in the proxy. If you sign, date, and return your proxy but do not indicate how you wish your shares voted, they will be voted for the proposal. If you do not return a signed proxy, then unless you attend the meeting and vote in person, your shares will not be voted. You may revoke a proxy any time before the voting begins in any of the following ways:

   .  Giving written notice to j2 Global's corporate secretary;

   .  Signing a later dated proxy; or

   .  Appearing in person and voting at the meeting.

Cost of Solicitation

   We are paying the expenses of this solicitation. We also will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable expenses in sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, our directors, officers, and employees may solicit proxies in person or by telephone, fax, e-mail, or similar means.

Principal Stockholders

   This table shows the number of shares held by persons we know to be beneficial owners of more than 5% of our outstanding common stock as of the record date for the meeting.

                                                                         Number of      Percentage of
Name and Address                                                          Shares            Class
----------------                                                      ---------------   --------------
Richard S. Ressler.................................................        13,273,073           28.62%
  c/o Orchard Capital Corporation
  6922 Hollywood Boulevard, 9th Floor
  Los Angeles, CA 90028

Boardrush Media LLC................................................         2,674,070            5.11%
  972 Putney Road, Suite 299
  Brattleboro, VT 05301

Pecks Management Partners Ltd......................................         2,676,488            5.75%
  One Rockefeller Plaza
  New York, NY 10020

Citadel Limited Partenrship                                                 4,565,129            9.91%
  225 W. Washington
  9/th/ Floor
  Chicago, Illinois 60606

       The shares shown for Mr. Ressler consist of 12,574,515 shares owned by Orchard/JFAX Investors, LLC, 390,244 shares owned by The Ressler Family Foundation, and 308,314 shares which Orchard/JFAX Investors may purchase pursuant to warrants which are exercisable in full at this time. Mr. Ressler is the manager of Orchard/JFAX Investors and a trustee of the The Ressler Family Foundation but has disclaimed beneficial ownership of any shares in which he has no pecuniary interest.

       The shares shown for Pecks Management Partners Ltd. consist of:

       . 1,391,084 outstanding shares and vested warrants to acquire 295,625 additional shares held by Delaware State Employees Retirement Fund;

       . 382,979 outstanding shares and vested warrants to acquire 81,250 additional shares held by ICI American Holdings, Inc. Defined Benefit Plan;

       . 257,070 outstanding shares and vested warrants to acquire 54,375 additional shares held by Zeneca Holdings Inc. Defined Benefit Plan; and

       . 176,565 outstanding shares and vested warrants to acquire 37,500 additional shares held by the JW McConnell Family Foundation.

Pecks Management Partners Ltd. (of which one of our board members, Robert J. Cresci, is a Managing Director) acts as the investment advisor to these entities.

Citadel Limited Partnership is part of a group having shared voting and dispositive power of 4,565,129 shares of the Company's common stock ). These shares of common stock are owned by two members of the group: Fisher Capital Ltd., which owns 2,968,893 shares of common stock and Wingate Capital Ltd. which owns 1,596,236 shares of common stock. Fisher Capital Ltd. also has the right to acquire 1,706,896 shares of common stock, issuable upon exercise of warrants to purchase common stock at an exercise price of $0.01 per share, and the right to acquire

51,870 shares of common stock, issuable upon exercise of warrants to purchase common stock at an exercise price of $52.44 per share. Wingate Capital Ltd. also has the right to acquire 918,104 shares of common stock, issuable upon exercise of warrants to purchase common stock at an exercise price of $0.01 per share, and the right to acquire 27,930 shares of common stock, issuable upon exercise of warrants to purchase common stock at an exercise price of $52.44 per share Notwithstanding the preceding, neither Wingate Capital Ltd. nor Fisher Capital Ltd. is permitted to exercise warrants to purchase common stock if after giving effect to the exercise it (together with its affiliates) (i) would beneficially own 10.00% or more of the common stock following the exercise or (ii) would have acquired, through exercise of warrants or otherwise, during the 60-day period ending on and including the exercise date (the "60-Day Period") a number of shares of common stock that, when added to the number of shares of common stock beneficially owned by it (together which its affiliates) at the beginning of the 60-Day Period, is in excess of 10.00% of the outstanding shares of common stock following the exercise.

       Management's Beneficial Ownership

   This table shows the beneficial ownership of our common stock as of the record date by each director, by our Chairman, by each of our other four most highly compensated executive officers serving as executive officers during the last fiscal year, by some of our most highly compensated executive officers, and by all directors and executive officers as a group.

                                                                       Number of Shares    Percentage of
    Name                                                              Beneficially Owned       Class
----                                                                  ------------------   -------------
Richard S. Ressler............................................            13,273,073           28.62%
Zohar Loshitzer...............................................               265,167            *
John F. Rieley................................................               175,000            *
Michael P. Schulhof...........................................             1,103,104            2.35%
R. Scott Turicchi.............................................               143,750            *
Robert J. Cresci..............................................                     0            *
Steven J. Hamerslag...........................................               847,617            1.82%
Douglas Y. Bech...............................................                     0            *
Timothy Johnson...............................................                34,538            *
Leo D'Angelo..................................................                70,000            *
Bita Klein....................................................                     0            *
Amit Kumar....................................................                35,500            *
Gary H. Hickox................................................               187,083            *
Nehemia Zucker................................................               526,906            1.14%
Anand Narasimhan..............................................               160,959            *
All directors and executive officers as a group (15 persons)..           16,822,6973           34.93%

* Less than 1%.

   The address for all executive officers and directors is c/o j2 Global Communications, Inc., 6922 Hollywood Blvd., Suite 900, Los Angeles, CA 90028.

   The shares shown for Mr. Ressler consist of 12,574,515 shares owned by Orchard/JFAX Investors, LLC, 390,244 shares owned by The Ressler Family Foundation, and 308,314 shares which Orchard/JFAX Investors may purchase pursuant to warrants that are exercisable in full at this time. Mr. Ressler is the manager of Orchard/JFAX Investors and a trustee of the The Ressler Family Foundation but has disclaimed beneficial ownership of any shares in which he has no pecuniary interest.

   The shares shown for Mr. Loshitzer are shares he has the right to acquire under options that are exercisable in full at this time.

   The shares shown for Mr. Schulhof consist of 263,104 outstanding shares and vested warrants to acquire 840,000 additional shares.

   The shares shown for Mr. Turicchi are shares he has the right to acquire under vested warrants.

   The shares shown for Mr. Kumar consist of 10,333 outstanding shares and 25,167 additional shares he has the right to acquire under options that are exercisable in full at this time.

   The shares shown for Mr. Hickox consist of 41,250 outstanding shares and 145,833 additional shares he has the right to acquire under options that are exercisable in full at this time.

   The shares shown for Mr. Zucker consist of 261,739 outstanding shares and 265,167 additional shares he has the right to acquire under options that are exercisable in full at this time.

   The shares shown for Mr. Hamerslag consist of 547,617 outstanding shares and 300,000 additional shares he has the right to acquire under options that will become exercisable within 60 days after the record date for this meeting.

   The shares shown for Mr. Johnson consist of 9,538 outstanding shares and 25,000 additional shares he has the right to acquire under options that will become exercisable within 60 days after the record date for this meeting.

   The shares shown for Mr. D'Angelo consist of 30,000 outstanding shares and 40,000 additional shares he has the right to acquire under options that will become exercisable within 60 days after the record date for this meeting.

PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-FIVE REVERSE SPLIT OF COMMON STOCK

Introduction

   We believe it would be in the best interests of j2 Global and its stockholders to adopt an amendment to our certificate of incorporation that will effect a reverse stock split in which each five issued and outstanding shares of common stock will be converted into one share. The amendment will not make any direct changes in the terms of our convertible preferred stock, but under its existing terms, the conversion rate will be adjusted to reflect the reverse split.

   The amendment that will effect the reverse split is, by its terms, effective as of ____________, 2001. Its full text is set forth in the proposed certificate of amendment to our certificate of incorporation attached to this proxy statement as Appendix A.

   Under Section 242(c) of the Delaware General Corporation Law, our board of directors has reserved the right, notwithstanding your approval of the amendment at the meeting, to abandon it at any time before the certificate of amendment is filed with the Delaware Secretary of State. The board may consider a variety of factors in determining whether or not to proceed with the amendment, including overall trends in the stock market, recent changes and anticipated trends in the per share market price of our common stock, business developments, and our actual and projected financial performance.

   Our board unanimously approved the amendment on December 10, 2000, subject to stockholder approval, and recommends that you vote "FOR" approval of the amendment.

Purpose and Background of the Reverse Split

   Our primary objective in proposing the reverse split is to raise the per share price of our common stock in an effort to continue its listing on the Nasdaq National Market. To maintain our listing, the Nasdaq National Market requires, among other criteria, that that our common stock have a minimum bid of $1.00 per share and a market value of public float of at least $5 million. As of the date of this proxy statement, we are in compliance with the public float requirement, but the closing bid price of our common stock has been below $1.00 since October 18, 2000. On November 30, 2000, Nasdaq notified us that, because the closing bid price of our common stock had been below $1.00 for 30 consecutive trading days, it could be subject to delisting if on or before February 28, 2001 the closing bid price of our common stock has not traded at $1.00 or more for at least 10 consecutive trading days.

   We expect the reverse split will result in an approximately five times increase in the bid price per share of our common stock and thus enable us to continue our listing on the Nasdaq National Market. However, we cannot assure you that the reverse split will have that effect or that it will enable us to maintain our listing on the Nasdaq National Market for any particular period of time.

   We also believe that certain securities firms fail to follow and research companies having lower-priced securities. Those firms also may discourage their registered representatives from recommending the purchase of lower-priced securities. In addition, the policies and practices of some brokerage houses tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of these policies and practices relate to the payment of brokers' commissions and to time-consuming procedures that tend to make the handling of lower-priced stocks economically unattractive to brokers. Although many of these factors relate to stocks that trade for less than $5.00 per share and the reverse split will not necessarily result in the price of our common stock exceeding that level, we nevertheless believe it is advisable to proceed with the reverse split so as to increase the likelihood that the price will exceed $5.00 per share at some point in time.

   Our board also believes that the low per share market price of our common stock impairs its marketability and acceptance to institutional investors and other members of the investing public and creates a negative impression of j2 Global. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interesting in acquiring them, or our reputation in the financial community. In practice, however, many investors and market makers consider low-priced stock as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. These factors may adversely affect not only the pricing of our common stock but also its liquidity and our ability to raise additional capital through the sale of stock.

   We hope that the decrease in the number of shares of common stock outstanding as a consequence of the reverse split and the anticipated increase in the price per share will encourage greater interest in the common stock by the financial community and the investing public and possibly promote greater liquidity for our stockholders with respect to those shares presently held by them. However, the possibility also exists that liquidity may be adversely affected by the reduced number of shares which would be outstanding if the reverse split is effected.

   There can be no assurance that the reverse split will achieve any of the desired results. There also can be no assurance that the price per share of our common stock immediately after the reverse split will increase proportionately with the reverse split, or that any increase will be sustained for any period of time.

   We are not aware of any present efforts by anyone to accumulate our common stock, and the proposed reverse split is not intended to be an anti-takeover device.

Effect on Market for Common Stock

   On December ___, 2000, the last quotations for our common stock on the Nasdaq National Market were $____ bid and $____ asked. By decreasing the number of shares outstanding without altering the aggregate economic interest represented by the shares, we believe the market price will be increased. The more the market price rises above $1.00 per share, the less risk that we will fail to meet the requirements for maintaining our listing on the Nasdaq National Market. However, there can be no assurance that the market price of the common stock will rise to any particular level or that we will at all times be able to meet the requirements for maintaining our listing on the Nasdaq National Market.

Effects of Reverse Split on Common Stock; No Fractional Shares

   If you approve the amendment to our certificate of incorporation, the principal effect of the reverse split will be to decrease the number of issued and outstanding shares of our common stock from 46.1 million shares to approximately 9.2 million shares, based on the number of shares outstanding on the record date for the stockholder meeting. The total number of shares of common stock each of you holds will be reclassified automatically into the number of shares equal to the number of shares you held immediately before the reverse split divided by five. If the number of shares you hold is not evenly divisible by five, you will not receive a fractional share but instead will receive cash in an amount equal to the fraction of a share you otherwise would have been entitled to receive multiplied by the average of the closing bid and closing asked prices of the common stock as last reported on the Nasdaq National Market before the reverse split takes effect.

Effect on Outstanding Options and Warrants

   As of the record date for the meeting, we had outstanding employee stock options to purchase an aggregate of 6,670,925 shares of common stock with exercise prices per share ranging from $0.80 to $75.65 per share and warrants to purchase an aggregate of 5,028,061 shares of common stock with exercise prices per share ranging from $0.01 to $98.97 per share. Under the terms of the options and warrants, when the reverse split becomes effective, the number of shares covered by each of them will be reduced to one-fifth the number currently covered and the exercise price per share will be increased by five times.

Effect on Preferred Stock

   As of the record date for the meeting, we had outstanding 120 shares of Series B convertible preferred stock, all of which was issued to Steven J. Hamerslag in connection with his agreeing to join us as President and Chief Executive Officer. Until December 31, 2006, the Series B convertible preferred stock is convertible at any time at the option of the holder into common stock. The current conversion ratio is 10,000 shares of common stock for each share of Series B convertible preferred stock converted. Under the terms of the Series B convertible preferred stock, when the reverse split becomes effective, the conversion ratio will be reduced to 2,000 shares of common stock for each share converted.

Effect on Legal Ability to Pay Dividends

   Our common stockholders are entitled to receive distributions of cash or other property, if any, that may be declared from time to time by the board of directors in its discretion from funds legally available for distribution. Therefore, the reverse split will not affect potential distributions to our stockholders. We have never paid cash dividends on our common stock and have no plans to pay cash dividends in the foreseeable future. Our current policy is to retain all available earnings for use in the operation and growth of our business. Any future cash dividends will depend on our earnings, capital requirements, financial condition, and other relevant factors.

Payment for Fractional Shares; Exchange of Stock Certificates

   We will appoint Computershare Investor Services, P.O. Box 1596, Denver, Colorado 80201-1596, (303) 986-5400, to act as exchange agent for common stockholders in connection with the reverse split. We will deposit with the exchange agent, as soon as practicable after the effective date of the reverse split, cash in an amount equal to the value of the estimated aggregate number of fractional shares that will result from the reverse split. The funds required to purchase the fractional share interests are available and will be paid from our current cash reserves. Our stockholder list shows that some of the outstanding common stock is registered in the names of clearing agencies and broker nominees. Since we do not know the numbers of shares held by each beneficial owner for whom the clearing agencies and broker nominees are record holders, we cannot predict with certainty the number of fractional shares that will result from the reverse split or the total amount we will be required to pay for fractional share interests. However, we do not expect that amount will be material.

   As of the record date for the meeting, we had approximately 475 common stockholders of record. We do not expect the reverse split and the payment of cash in lieu of fractional shares to result in a significant reduction in the number of record holders. We presently do not intend to seek any change in j2 Global's status as a reporting company for federal securities law purposes, either before or after the reverse split.

   On or after the effective date of the reverse split, we will mail a letter of transmittal to each of you. You will be able to obtain a certificate evidencing your post-reverse-split shares and, if applicable, cash in lieu of a fractional share only by sending the exchange agent your old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as we may require. You will not receive certificates for post-reverse-split shares unless and until your old certificates are surrendered. You should not forward your certificates to the exchange agent until you receive the letter of transmittal, and you should only send in your certificates with the letter of transmittal. The exchange agent will send your new stock certificate and payment in lieu of any fractional share promptly after receipt of your properly completed letter of transmittal and old stock certificate(s).

   You will not have to pay any service charges in connection with the exchange of your certificates or the payment of cash in lieu of fractional shares.

   Our board of directors recommends that you vote FOR approval of the reverse split amendment to our certificate of incorporation.

                                 OTHER MATTERS

   We do not intend to bring any matters before the special meeting other than approval of the reverse split amendment to our certificate of incorporation, and we know of no other matters to be brought before the meeting by others. If any other matters properly come before the Special

Meeting, the persons named in the accompanying proxy will have authority to vote on them in their discretion.

                                By Order of the Board of Directors,

                                /s/ Richard S. Ressler
                                ------------------------
                                Richard S. Ressler
                                Chairman of the Board

Dated: December ___, 2000

                                  Appendix A

                           CERTIFICATE OF AMENDMENT
                                    OF THE
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                        j2 GLOBAL COMMUNICATIONS, INC.

                   Adopted in accordance with the provisions of Section 242 of the General Corporation
                         Law of the State of Delaware

   j2 Global Communications, Inc. (the "Corporation"), a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware, as amended (the "Delaware GCL"), by its duly authorized officers, hereby certifies as follows:

   FIRST: That the Board of Directors of the Corporation has duly adopted a resolution authorizing the Corporation to reclassify, change, and convert each five (5) outstanding shares of the Corporation's Common Stock, par value $0.01 per share, into one (1) share of Common Stock, par value $0.01 per share.

   SECOND: That, pursuant to authorization by the affirmative vote, in accordance with the provisions of the Delaware GCL, of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote thereon at a special meeting of stockholders of the Corporation held on ____________, 2001, the Amended and Restated Certificate of Incorporation of the Corporation be amended by adding a new paragraph to Article FOURTH to read as follows:

       (c) Each five shares of the Common Stock, par value $0.01 per share, of the Corporation issued and outstanding or held in treasury as of 12:01 a.m. Los Angeles time on ____________, 2001 (the "Effective Time") shall be reclassified as and changed into one (1) share of Common Stock, par value $0.01 per share, of the Corporation, without any action by the holders thereof. Each stockholder who, immediately prior to the Effective Time, owns a number of shares of Common Stock which is not evenly divisible by five shall, with respect to such fractional interest, be entitled to receive from the Corporation cash in an amount equal to such fractional interest multiplied by the average of the closing bid and closing asked prices of the Common Stock as last reported on The Nasdaq National Market immediately prior to the Effective Time.

   THIRD: That the amendments to the Corporation's Certificate of Incorporation set forth herein have been duly adopted in accordance with the provisions of
Section 242 of the Delaware GCL.

   IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed on its behalf by Richard S. Ressler, its Chairman of the Board, on ____________, 2001, hereby declaring and certifying that this is the act and deed of the Corporation and that the facts herein stated are true.


                                        /s/ Richard S. Ressler
                                      ----------------------------------
                                      Name: Richard S. Ressler
                                      Title: Chairman of the Board

ATTEST:


  /s/ Jeffrey D. Adelman
---------------------------
Name: Jeffrey D. Adelman
Title: Secretary

                                     PROXY

                        j2 GLOBAL COMMUNICATIONS, INC.
                           6922 Hollywood Boulevard
                          Hollywood, California 90028

   The undersigned holder of common stock acknowledges receipt of the Notice of Special Meeting of Stockholders of j2 Global Communications, Inc. (the "Company") and the accompanying Proxy Statement dated December ___, 2000, hereby appoint(s) R. Scott Turicchi, Nehemia Zucker, and Jeffrey D. Adelman, and each of them, attorneys of the undersigned, for and in the name(s) of the undersigned, with full power of substitution and revocation in each, to vote any and all shares of Common Stock, par value $0.01 per share, of the Company, which the undersigned would be entitled to vote as fully as the undersigned could if personally present at the Special Meeting of Stockholders of the Company to be held on January 30, 2001 at 10:00 a.m. at the Company's offices at the Hollywood Roosevelt Hotel, 7000 Hollywood Boulevard, Hollywood, California 90028, and at any adjournment or adjournments thereof, hereby revoking any prior proxies to vote said shares, upon the following item of business more fully described in the notice of and proxy statement for such Special Meeting.

   TO AMEND THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-FIVE REVERSE SPLIT OF THE COMPANY'S COMMON STOCK.

                     FOR [_]   AGAINST [_]    ABSTAIN [_]

   This proxy will be voted as specified on the reverse. In the absence of such specification, the shares represented by this proxy will be voted FOR the proposal to amend the Amended and Restated Certificate of Incorporation to effect a one-for-five reverse split of the company's common stock.

Dated: __________________, 2001

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
                                         _______________________________________
                                         Signature

                                         Signature (if held jointly)

                                         (Please sign exactly as name(s)
                                         appear(s) to the left. When signing as
                                         attorney, executor, administrator,
STOCKHOLDERS ARE URGED TO MARK, DATE,    trustee, guardian, or as an officer
SIGN AND RETURN THIS PROXY PROMPTLY      signing for a corporation, please give
IN THE ENVELOPE PROVIDED, WHICH          full title as such, and if more than
REQUIRES NO POSTAGE IF MAILED IN THE     one trustee, all should sign. If an
UNITED STATES.                           entity, please sign in the full name of
                                         the entity by the person(s) authorized
                                         to do so.)
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